Acorn Acquisition Corp Announces Definitive Agreement to Acquire Lumen Medical Inc.

New York, NY - October 4, 2007 - Acorn Acquisition Corp. (OTC Bulletin Board: ACAQ), a shell company, today announced that it has reached a definitive agreement to acquire Lumen Medical Inc., the owner of 51% of PulmoScience Inc., a development stage biotechnology company that is developing a non-invasive Molecular Imaging technique for the diagnosis of Pulmonary Embolism, Pulmonary Hypertension and Lung Inflammatory diseases under the trade name PulmoBind.  Under the terms of the agreement, Lumen Medical Inc. will merge with and into Acorn Acquisition Corp. in consideration of the issuance of an aggregate of 51,250,000 shares of Acorn common stock to the shareholders of Lumen.

Lumen is a privately held company that owns 51% of PulmoScience Inc. and has an option to increase its percentage ownership to 61% by the payment of a cash option exercise price of $200,000.  Lumen plans to exercise this option before the end of 2007.  The remaining equity of PulmoScience is shared between Innovacor (a subsidiary of the Montreal Heart Institute) and Dr. Jocelyn Dupuis (the originator of the PulmoBind Molecular Imaging technology).

PulmoBind uses an intravenously delivered radionuclide tagged molecule which specifically bonds to the inner walls of the circulatory system in the lungs, and by the use of an external Gamma Camera allows an image of the integrity of the blood vessels throughout the lungs to be seen by a diagnostic clinician. PulmoScience is currently two thirds of the way through Regulatory Approval for Phase I Human Trials, and while subsequent results from additional tests might not corroborate the current results, PulmoScience believes that PulmoBind has the potential to dominate the market for the diagnosis of Pulmonary Embolism. In particular, this belief is driven by PulmoScience's expectations of the improved safety and efficacy that PulmoBind will offer when compared to the current incumbent nuclear medicine based technology for the diagnosis of Pulmonary Embolism.  In addition, early indications are that PulmoBind could be highly effective in the early diagnosis of Pulmonary Hypertension, a condition for which there is no current front line diagnostic test.

Alain U. Vetterli, Chairman and Chief Executive Officer of Acorn Acquisition Corp. stated, "This strategic acquisition is an important catalyst for transforming Acorn from a shell company into a medical diagnostic company with excellent prospects of achieving pre-market regulatory approval in Canada during the first half of 2008 and in other markets during the second half of 2008."

"PulmoBind has the potential to dominate the market for diagnosis of Pulmonary Embolism," Vetterli continued.  "We are excited by the prospective commercial success which this transaction can achieve for Acorn and its stockholders."

"Acorn's public company status permits Lumen to continue financing the development and commercialization of the PulmoBind technology and will enable Lumen's stockholders to achieve liquidity," said Garry McCann, President and Chief Executive Officer of Lumen.  "If and when PulmoBind achieves pre-market approval and Acorn begins to market its product candidates, we hope that Acorn will be accorded a market valuation commensurate with that of a successful medical diagnostic company."

The transaction is expected to close within six months, and completion of the transaction is subject to certain closing conditions. Following the closing of the transaction, PulmoScience will operate as a 51% (or 61%) subsidiary of Acorn Acquisition Corp.

About Acorn Acquisition Corp.

Acorn Acquisition Corp. was established in 1980 and since 2004 has been traded on the OTC Bulletin Board.  Whilst until recently an entity whose shares rarely traded, the Company has maintained its listing, always ensuring timely presentation of periodic filings with the Securities and Exchange Commission.  The aim of the Directors was always to utilize Acorn's public company status to acquire a valuable privately or publicly traded business, to thus increase share holder value and subsequently provide a profitable trading activity within a known and targeted industry field.  The Company believes that the Merger will achieve those goals.

About Lumen Medical Inc.

Lumen Medical is a venture capital company focused on medical research, development and marketing. The basis of the company's approach is the combination of high-caliber business experience and top academic credentials. The company's staff members were outstanding performers in small and large firms and work with a broad range of investment institutions. Lumen strongly believes that by bringing scientific imagination and drive together with managerial and financial acumen, innovative and profitable products can be brought to the marketplace to the benefit of all stakeholders.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding Acorn Acquisition Corp.'s definitive agreement to acquire Lumen Medical Inc.  Forward-looking statements provide Acorn Acquisition Corp.'s current expectations or forecasts of future events.  Actual events could differ materially from those reflected in these forward-looking statements, such as if Acorn Acquisition Corp. does not effect the acquisition transaction on or around the stated closure date or if PulmoBind does not achieve pre-market approval at the time stated. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Acorn Acquisition Corp. undertakes no obligation to update publicly any forward-looking statement.

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